Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp announces the closing of $5.51m financing and addresses short-selling

Atlanta, GA, June 25, 2026 (GLOBE NEWSWIRE) -- Trust Stamp (Nasdaq: IDAI): Gareth N. Genner, Chief Executive Officer of the Company commented: “Over recent weeks, apparent short selling has forced the price of the Company’s stock down. I suspect that the short sellers were working on the mistaken assumption that we were in need of an immediate equity injection which would be prejudiced by a precipitous fall in the stock price.

Although the Company had cash on hand and receivables in excess of $2.6m, together with ongoing revenue receipts, our board decided to enter into a financing to address the shorting by unequivocally demonstrating that the Company has sufficient cash resources for its operational needs. Given the current stock price, we did not want to issue equity and opted for a 24-month loan which we can repay at any time. The financing provides net $5m cash effective today and brings our cash on hand and receivable balance over $7.6m.

I regard the outlook for the Company as very positive and the short selling as opportunistic manipulation versus an informed perspective on the Company and our business. On July 17, 2026 I will provide a comprehensive written update on the business and host a conference call for our shareholders.

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.